  Exhibit 99.1

CBA Florida, Inc. Provides 2018 Second Quarter Update

LAS VEGAS, NV / ACCESSWIRE / August 14, 2018 / CBA Florida, Inc. (www.cbafloridainc.com) (OTC PINK: CBAI) ("CBAI" or the "Company") today announced an update for the second quarter ended June 30, 2018.

Highlights Include:

●
The Company completed its previously announced sale of assets to California Cryobank Stem Cell Services LLC on May 17, 2018.

●
The Company is discontinuing the issuance of earnings releases given it has no continuing business operations, but the Company will continue to make required filings with the Securities and Exchange Commission including its Form 10-Q for the quarter ended June 30, 2018 which will be filed today.

Commentary

Chairman David Sandberg stated, "After consultation with external accounting and legal advisors, the Board has determined to wait until 2019 to make an initial cash distribution to shareholders. Doing so may allow CBAI to issue distributions in the form of tax-efficient returns of capital as opposed to a taxable dividend if issued in 2018."

The initial distribution amount will be determined by CBAI's board of directors and will be subject to such factors as taxes payable, operating expenses and estimates of other known and unknown contingencies and uses of cash. Additional monies may be distributed over time based on cash available and the release of known and unknown liabilities. Given cash needed for the aforementioned expenses and contingencies, total proceeds paid out to shareholders are expected to be significantly less than the gross purchase price. The U.S. federal income tax treatment to any particular stockholder will depend on the stockholder's particular tax circumstances. Accordingly, in connection with any distribution, Company stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to them, in light of their particular investment or tax circumstances.

About CBA Florida, Inc.

CBA Florida, Inc., formerly Cord Blood America, Inc., does not have any active business operations and consists of the cash, receivables, and liabilities remaining post closing of the sale of the Company's assets.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact:

Anthony Snow
asnow@cbafloridainc.com

SOURCE: CBA Florida, Inc.